SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

July 27, 2004

Date of report (Date of earliest event reported)

Security Capital Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	1-7921	13-3003070
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Eight Greenwich Office Park, Third Floor, Greenwich, CT		06831
(Address of Principal Executive Offices)		(Zip Code)

203-625-0770

(Registrant’s telephone number, including area code)

(Former Name or Address, if Changed Since Last Report)

Item 5.                                   Other Events and Required FD Disclosure.

On July 28, 2004, Security Capital Corporation announced that it received a letter (the “Revised Offer Letter”) from Brian D. Fitzgerald, a representative of Security Capital Corporation’s majority stockholder, CP Acquisition, L.P. No. 1, making a revised offer at a price per share of $9.50.  The revised offer described above increases the price from the $9.00 per share offer previously announced on July 14, 2004.  The foregoing description of the Revised Offer Letter is qualified in its entirety by reference to the full text of the Revised Offer Letter, which is attached as Exhibit 99.1 hereto, and is incorporated herein by reference.

The decision as to whether to proceed with the above-described proposal will depend on whether Mr. Fitzgerald, CP Acquisition, L.P. No. 1 and certain of their affiliates can agree with Security Capital Corporation on the terms and conditions of a definitive merger agreement and whether the conditions to closing to be set forth in any such agreement are satisfied.

Security Capital Corporation further announced that the Special Committee of the Board of Directors of Security Capital Corporation, in conjunction with its independent investment bank and independent legal counsel, will be considering the proposal contemplated by the Revised Offer Letter.

Security Capital Corporation also announced today that it has been served with a complaint naming Security Capital Corporation, each member of its board of directors and CP Acquisition, L.P. No. 1 and is aware of the filing of an additional complaint naming Security Capital Corporation, each member of its board of directors and CP Acquisition, L.P. No.1, each relating to the proposed acquisition described above.

A copy of the press release is attached hereto as Exhibit 99.2 and incorporated herein by reference.

Item 7.	Financial Statements, Pro Forma Financial Information and Exhibits.

(c) Exhibits.

99.1	Offer Letter, dated July 27, 2004, from Brian D. Fitzgerald to Security Capital Corporation.

99.2	Press Release of Security Capital Corporation, dated July 28, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 28, 2004

SECURITY CAPITAL CORPORATION

	By:	/s/ Brian D. Fitzgerald
		Name:	Brian D. Fitzgerald
		Title:	Chairman of the Board,
President and Chief
Executive Officer

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Offer Letter, dated July 27, 2004, from Brian D. Fitzgerald to Security Capital Corporation.

99.2	Press Release of Security Capital Corporation, dated July 28, 2004.